                            JAN BELL MARKETING, INC.

                                     (LOGO)

                          14051 NORTHWEST 14TH STREET
                              SUNRISE, FLORIDA 33323
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 2, 1998
                             ---------------------


TO THE SHAREHOLDERS:


     The Annual Meeting of Shareholders of Jan Bell Marketing, Inc., a Delaware corporation, will be held on Thursday, July 2, 1998 at 9:00 a.m., local time at the Sheraton Suites Plantation, 311 University Drive, Plantation, Florida, for the following purposes:

          (1) To elect three directors to serve for terms as specified herein or until their successors are elected;

          (2) To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending January 30, 1999; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     These business items are described in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on May 22, 1998 are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person.

                                          Sincerely,

                                         (Isaac Arguetty Signature)
                                          Isaac Arguetty
                                          Chairman of the Board
Sunrise, Florida

May 28, 1998

--------------------------------------------------------------------------------

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                            JAN BELL MARKETING, INC.

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited by the Board of Directors of Jan Bell Marketing, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held Thursday, July 2, 1998 at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Suites Plantation, 311 University Drive, Plantation, Florida.


     These proxy solicitation materials were mailed on or about May 29, 1998. Although the Annual Report is being mailed with the proxy materials, the Annual Report should not be deemed to be part of this Proxy Statement.


     The Company's corporate offices are located at 14051 Northwest 14th Street, Sunrise, Florida 33323, and its phone number at such address is (954) 846-2719.

RECORD DATE AND SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Shareholders of record at the close of business May 22, 1998 are entitled to notice of and to vote at the meeting. At the record date, 26,686,304 shares of the Company's voting common stock were issued and outstanding.


     A list of stockholders entitled to vote at the meeting will be available at the Company's corporate offices on July 2, 1998 and for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m.

     As of May 1, 1998, the following table sets forth the beneficial ownership of voting common stock of the Company by each director and director nominee, by all directors and executive officers as a group and by all persons known by the Company to be the beneficial owners of more than 5% of the voting common stock:


                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
                                                                          PERCENT OF
                                                              NUMBER OF     SHARES
NAME AND ADDRESS(1)                                            SHARES     OUTSTANDING
-------------------                                           ---------   -----------
Isaac Arguetty(2)...........................................  1,662,500      5.88%
Haim Bashan(3)..............................................    286,349         1%
Gregg Bedol(4)..............................................     40,000       .15%
Thomas Epstein(5)...........................................     75,000       .28%
Margaret Gilliam............................................          0         0
William Grayson(6)..........................................    135,000       .51%
Peter Offermann(7)..........................................     40,000       .15%
Robert Robison(8)...........................................     40,000       .15%

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
                                                                          PERCENT OF
                                                              NUMBER OF     SHARES
                    NAME AND ADDRESS(1)                        SHARES     OUTSTANDING
                    -------------------                       ---------   -----------
Pioneering Management Corporation(9)........................  2,587,600      9.70%
  60 State Street
  Boston, MA 02109
Eliahu Ben Shmuel(10).......................................  1,609,800      6.03%
  16300 NE 19th Avenue, Suite 206
  Miami Beach, FL 33162
Marbella Resources, Ltd(11).................................  1,635,588      6.13%
  Box 424
  LeFebvre Court
  LeFebvre Street
  St. Peter Port
  Guernsey, GYI 3WT
Cumberland Associates(12)...................................  1,585,100      5.94%
  1114 Avenue of the Americas
  New York, NY 10036
Tweedy, Browne Company L.P. & Group(13).....................  2,099,848      7.87%
  52 Vanderbilt Avenue
  New York, NY 10017
Dimensional Fund Advisors Inc.(14)..........................  1,456,000      5.46%
  1299 Ocean Avenue
  Santa Monica, CA 90401
All executive officers and directors as a group
  (11 persons)(15)..........................................  2,885,072      9.82%


---------------

 (1) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his or her name.

 (2) Includes options to purchase 1,580,000 shares. Does not include shares of common stock registered in the name of Marbella Resources Limited, wholly owned by the Amid Trust, of which Mr. Arguetty's family has beneficial interests, but with respect to which Mr. Arguetty is not a beneficiary and has no voting or dispositive power. See footnote (11) below.

 (3) Includes options to purchase 214,666 shares.
 (4) Includes options to purchase 40,000 shares.
 (5) Includes options to purchase 75,000 shares.
 (6) Includes options to purchase 135,000 shares.
 (7) Includes options to purchase 40,000 shares.
 (8) Includes options to purchase 40,000 shares.

 (9) Pioneering Management reported this ownership to the Company as of December 31, 1997.

(10) Includes all shares held by Eliahu Ben Shmuel, E.P. Family Partners, Hay Foundation and Tropical Time, Inc. as set forth in a Stock Option Agreement dated October 27, 1996.
(11) Marbella Resources Limited reported to the Company that as of May 1, 1998 it owned 1,635,588 shares.
(12) Cumberland reported this ownership to the Company as of April 8, 1998.

(13) Tweedy, Browne reported this ownership as of July 30, 1997.

(14) Dimensional reported this ownership as of December 1997.

(15) Includes 2,699,766 shares issuable upon the exercise of stock options for all executive officers and directors.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is used by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the Annual Meeting. Where a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees and for the appointment of the independent accountants.

     Each share has one vote on each matter properly submitted for a vote at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. The nominees receiving the most support for the number of positions to be filled are elected directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of security holders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Company no later than January 30, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting, he or she must give timely notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 1998 Annual Meeting, such notice must be delivered to or mailed to and received by the Company no later than 5:00 p.m. local time on June 13, 1998. Shareholder proposals or notices should be sent certified mail, return receipt requested to Richard Bowers, Secretary, Jan Bell Marketing, Inc., 14051 N.W. 14th Street, Sunrise, Florida 33323.

                             ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors currently consists of seven members and is classified into three classes with each class holding office for a three year period. The terms of Messrs. Epstein and Feltenstein expire in 1998; the terms of Messrs. Bashan, Bedol and Robison expire in 1999; and the terms of Messrs. Arguetty and Offermann expire in 2000. Under the Bylaws, the number of directors may be increased to thirteen. The Certificate of Incorporation restricts the removal of directors under certain circumstances.


     The following persons are to be elected at the meeting for terms expiring in 2001: Thomas Epstein, Margaret Gilliam and William Grayson. Unless otherwise instructed, the proxy holders will vote the proxies received by them for such persons as the Company's nominees. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.



     In February 1998, the Company announced a letter of intent to purchase the stock of Mayor's Jewelers, Inc., a premier luxury jeweler in the Southeast. A definitive stock purchase agreement has been signed by shareholders representing 52.57% of the outstanding Mayor's stock. Subject to the completion of the pending acquisition of Mayor's, the Company intends to elect at the time the transaction closes two additional persons as designated by Mayor's and approved by the Company as directors of Jan Bell for terms to expire at the Annual Meeting in 1999. The Board would consist of ten members after the Annual Meeting; however, there can be no assurance that the Mayor's transaction will close.


     Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid to Corporate Secretary, Jan Bell Marketing, Inc., 14051 Northwest 14th Street, Sunrise, Florida 33323, not later than: (i) with respect to the election to be held at an annual meeting of shareholders, 30 days in advance of such meeting, and, (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director if elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                             [INTENTIONALLY BLANK]

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS


     The names of the continuing directors, director nominees and executive officers and certain information about them are set forth below.





                                                                                               DIRECTOR
                 NAME                    AGE                PRINCIPAL OCCUPATION                SINCE
                 ----                    ---                --------------------               --------
Isaac Arguetty                           52    Chairman of the Board and Chief Executive
                                                 Officer of Jan Bell and Director of Delheim
                                                 and Worchester Ltd                              1994
Haim Bashan                              50    Director and President of Regal Diamonds and
                                                 Exclusive Diamonds                              1995
Thomas Epstein                           41    Director, Private Investor and Financial
                                                 Consultant                                      1995
Margaret Gilliam                         59    Director Nominee and President of Gilliam &
                                                 Co.
William Grayson                          50    Director Nominee, CMO and Senior Vice
                                                 President
Peter Offermann                          53    Director and Executive Vice President and
                                                 Chief Financial Officer of TLC Beatrice
                                                 International Holdings, Inc.                    1996
Gregg Bedol                              42    Director and CEO and President of RetailOps
                                                 LLC                                             1996
Robert G. Robison                        44    Partner, Morgan, Lewis & Bockius LLP              1996
Richard Bowers                           46    Senior Executive Vice President, General
                                                 Counsel and Secretary
David Boudreau                           39    CFO, Senior Vice President and Treasurer
Marc Weinstein                           44    COO/Sam's Retail Division, Senior Vice
                                                 President


     The following sets forth certain biographical information with respect to each of the foregoing persons.

ISAAC ARGUETTY

     Mr. Arguetty was a co-founder, the Executive Vice President and a Director of the Company and its predecessors from 1983 until December 1990, Chairman of the Board of Directors from July 1987 to January 1990, and Co-Chairman of the Board of Directors from January 1990 until December 1990. From 1991 through the present, Mr. Arguetty has been a Director with Delheim and Worchester Ltd, a U.K. based international finance company. In May 1994, he rejoined the Company as Co-Chairman of the Board and is the current Chairman. In May 1996, Mr. Arguetty became CEO of the Company.

HAIM BASHAN


     Since 1990, Mr. Bashan has been the President of Regal Diamonds International, Ltd. and Exclusive Diamonds International, Ltd., subsidiaries of the Company. Mr. Bashan became a director of the Company in November 1995.


THOMAS EPSTEIN

     Mr. Epstein has been a private investor and financial consultant since 1990. Mr. Epstein was affiliated with Zaleski, Sherwood & Co., Inc. from April 1986 to September 1990. From 1980 to 1986, Mr. Epstein was employed by Bankers Trust Company in various capacities, including Vice President. Mr. Epstein is a director of Sun Television and Appliances, Inc.

MARGARET GILLIAM

     Since April 1997, Ms. Gilliam has been the President of Gilliam & Co., a business advisory firm. From 1975 to March 1997, Ms. Gilliam was associated with Credit Suisse First Boston in various capacities, including Senior Security Analyst-Retail Trade and Soft Goods Industries and Director-Equity Research. Prior to such time, Ms. Gilliam held similar positions with various institutional brokerage firms, including Goldman, Sachs & Co.

WILLIAM GRAYSON

     Mr. Grayson joined Jan Bell in June 1997. From June 1995 through June 1997 he was a Senior Vice President of Macy's, and from June 1993 through June 1995 he was a Senior Vice President of Montgomery Wards. Prior to that time, he was President of William Schneider, Inc. and a Vice President of the May Company.

PETER OFFERMANN


     Mr. Offermann has been Executive Vice President and Chief Financial Officer of TLC Beatrice since December 1994. Since May 1994, Mr. Offermann has been the President of Offermann Financial, Inc., a financial consulting firm. From 1968 through May 1994, he served in a number of positions with Bankers Trust Company and its affiliates, including Managing Director of BT Investment Partners, Inc. from October 1992 through May 1994, Managing Director of BT Securities Corporation from October 1991 through October 1992, and Managing Director of Bankers Trust Company from 1986 through 1991. Mr. Offermann serves as a director of National Auto Finance, Inc.


GREGG BEDOL

     Mr. Bedol is currently the CEO and President of RetailOps LLC, a retail outsourcing service. Additionally, since August 1996, Mr. Bedol has been President of Bedol Retail Ventures, which creates, operates, and supports retailers through technology and services. Prior to forming Bedol Retail Ventures, Mr. Bedol was Vice President at Neil Thall Associates, an information systems consultant specializing in the retail industry. From 1993 to 1995, he was Vice President of Information Services at National Vision Associates. From 1991 to 1993, he operated Bedol Retail Consulting, Inc., where he advised retail and consumer products companies.

ROBERT ROBISON


     Mr. Robison has been a partner of the law firm of Morgan, Lewis & Bockius LLP since 1991.


RICHARD BOWERS

     Mr. Bowers has been the Senior Executive Vice President and General Counsel of Jan Bell since May 1991 and Secretary since September 1992. Prior to such time, he was engaged in the private practice of law.

DAVID BOUDREAU

     Mr. Boudreau has been the Chief Financial Officer since February 1997 and the Senior Vice President of Finance and Treasurer since 1993. Prior to such time and since 1986, he held various positions with Jan Bell.

MARC WEINSTEIN


     Mr. Weinstein joined the Company in July 1996 as the Senior Vice President of Human Resources and became the Chief Operating Officer, Sam's Retail Division in April 1997. Prior to joining Jan Bell, Mr. Weinstein was the Vice President of Human Resources at Burger King Corporation.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive compensation of $20,000 per year plus reimbursement of reasonable expenses for attending meetings and automatically receive options to purchase at an exercise price equal to the market price on the grant date 20,000 voting common shares on the date of their initial election and 10,000 each year thereafter on January 1. Such options are exercisable in full six months after the grant date and until two years after a person ceases to be a director. Directors who are employees of the Company do not receive additional compensation for services as a director.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of five meetings during the fiscal year ended January 31, 1998. No Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors or any committees.

     The Board presently has an Audit Committee, Compensation and Option Committees, and a Nomination Committee.

     The Audit Committee presently consists of Messrs. Epstein and Bedol and met twice in Fiscal 1997. The Audit Committee meets independently with the internal auditing staff, representatives of the Company's independent accountants and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors as well as reviewing the engagement or discharge of the Company's independent accountants.

     The Compensation and Option Committees presently consist of Messrs. Offermann and Feltenstein and met formally twice during Fiscal 1997 and had numerous informal meetings. The Compensation and Option Committees may review and report to the Board the salaries and benefit programs designed for executive officers with a view to insure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

     The Nomination Committee did not hold any meetings during Fiscal 1997.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company to each of the most five highly compensated executive officers of the Company during the fiscal year ended January 31, 1998:

                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                             ANNUAL COMPENSATION           COMPENSATION
                                      ----------------------------------      AWARDS
                                                               OTHER       ------------      ALL OTHER
                             FISCAL    SALARY     BONUS        ANNUAL        OPTIONS      COMPENSATION(1)
NAME AND PRINCIPAL POSITION   YEAR      ($)        ($)      COMPENSATION       (#)              ($)
---------------------------  ------   --------   --------   ------------   ------------   ---------------
Isaac Arguetty                1997    $360,000   $506,268       N/A(2)      1,650,000        $ 31,185
  Chairman of the Board       1996     225,000     62,500       N/A                 0          20,865
  and Chief Executive
  Officer
Richard Bowers                1997    $250,000          0       N/A            90,000        $ 15,408
  Senior Executive Vice       1996     250,019          0       N/A                 0          15,408
  President, General          1995     240,000          0       N/A                 0          15,408
  Counsel and Secretary
David Boudreau                1997    $180,000   $100,746       N/A           300,000        $ 10,608
  CFO, Senior Vice            1996     135,486     31,500       N/A                 0          10,608
  President of                1995     123,500          0       N/A            50,000           9,810
  Finance and Treasurer
Marc Weinstein                1997    $180,000   $100,746       N/A           300,000               0
  COO, Senior Vice
  President of Operations
William Grayson               1997    $123,077   $111,940       N/A           405,000        $ 10,000(3)
  CMO, Senior Vice
  President of
  Merchandising


---------------

(1) Except as otherwise explained, the amounts set forth in this column for each individual represent payments of annual premiums by the Company for whole life insurance policies provided to executive officers.
(2) Entries marked "N/A" represent information which is not reportable.
(3) Represents a moving allowance upon commencement of employment.


     Mr. Arguetty has been employed as the Chief Executive Officer since May 1996. Mr. Arguetty receives a base annual salary of $360,000 and has the opportunity to receive an annual cash bonus based upon the achievement of objective performance criteria, such as net income, operating cash flow and return on working capital which are set each year by the Compensation Committee. The agreement allows the Company to terminate Mr. Arguetty for cause without termination benefits or without cause upon the payment of base salary and bonus for a one year period and the vesting of certain options. If Mr. Arguetty is terminated within a two year period after a change in control, he will receive the continuation of base salary for up to three years plus a lump sum cash payment based upon the base salary or most recent annual bonus.

     Mr. Bowers is employed as the Senior Executive Vice President and General Counsel until August 1, 1999. Mr. Bowers receives a base annual salary of $250,000. The agreement allows Jan Bell to terminate his employment for cause without termination benefits or without cause upon payment of the base salary and annual bonus for a one year period. Mr. Bowers may terminate the agreement on the same terms as a termination by Jan Bell without cause following a change in control, the takeover, merger or acquisition of Jan Bell or a sale of substantially all of Jan Bell's assets, or the failure to appoint him as Senior Executive Vice President and General Counsel.


     Mr. Boudreau is employed as the Chief Financial Officer and Senior Vice President of Finance and Treasurer. Mr. Boudreau receives a base annual salary of $180,000 and has the opportunity to receive an annual cash bonus based upon the achievement of objective performance criteria, such as net income, operating cash flow and return on working capital which are set each year by the CEO. The agreement allows the Company to terminate Mr. Boudreau for cause without termination benefits or without cause upon the payment of base salary for a one year period and the vesting of certain options. If Mr. Boudreau is terminated within a two year period after a change in control, he will receive the payment of base salary for up to two years plus certain benefits.


     Mr. Weinstein is employed as the Chief Operating Officer and Senior Vice President of Operations. Mr. Weinstein receives a base annual salary of $180,000 and has the opportunity to receive an annual cash bonus based upon the achievement of objective performance criteria, such as net income, operating cash flow and return on working capital which are set each year by the CEO. The agreement allows the Company to terminate Mr. Weinstein for cause without termination benefits or without cause upon the payment of base salary for a one year period and the vesting of certain options. If Mr. Weinstein is terminated within a two year period after a change in control, he will receive the payment of base salary for up to two years plus certain benefits.

     Mr. Grayson is employed as the Chief Merchandising Officer and Senior Vice President of Merchandising. Mr. Grayson receives a base annual salary of $200,000 and has the opportunity to receive an annual cash bonus based upon the achievement of objective performance criteria, such as net income, operating cash flow and return on working capital which are set each year by the CEO. The agreement allows the Company to terminate Mr. Grayson for cause without termination benefits or without cause upon the payment of base salary for a one year period and the vesting of certain options. If Mr. Grayson is terminated within a two year period after a change in control, he will receive the payment of base salary for up to two years plus certain benefits.

CERTAIN TRANSACTIONS

     The law firm of Morgan, Lewis & Bockius LLP of which Mr. Robison is a partner performs certain legal services for the Company.


     Mr. Epstein serves as a financial consultant to the Company pursuant to a consulting agreement effective as of February 1998. The agreement is terminable at will by either party and provides for monthly payments for each transaction of $5,000 plus a payment of $100,000 for the successful completion of transactions valued at less than $50 million and a payment of $200,000 for the successful completion of transactions greater than $50 million.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

     The following table shows stock option exercises by named officers in Fiscal 1997, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of January 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of $2.6875 per share of common stock.

                                                                                              VALUE OF
                                                                                            UNEXERCISED
                                                                  NUMBER OF SECURITIES      IN-THE-MONEY
                                                                 UNDERLYING UNEXERCISED     OPTIONS/SARS
                                                                 OPTIONS/SARS AT FISCAL      AT FISCAL
                                       SHARES                         YEAR-END(#)           YEAR-END($)
                                      ACQUIRED        VALUE      ----------------------   ----------------
                                     ON EXERCISE   REALIZED(1)        EXERCISABLE/          EXERCISABLE/
NAME                                     (#)           ($)           UNEXERCISABLE         UNEXERCISABLE
----                                 -----------   -----------   ----------------------   ----------------
Isaac Arguetty.....................       0             0          1,580,000/1,100,000    $194,150/343,750
Richard Bowers.....................       0             0               220,000/60,000       16,875/11,250
David Boudreau.....................       0             0              240,100/225,100             8,575/0
Marc Weinstein.....................       0             0              115,000/230,000       28,237/18,825
William Grayson....................       0             0              135,000/270,000       19,687/13,125

---------------

(1) Fair market value of shares at exercise minus the exercise price.

                             [INTENTIONALLY BLANK]

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding stock options granted to the named officers in the fiscal year ended January 31, 1998.


                                           INDIVIDUAL GRANTS
                                      ---------------------------
                                                      PERCENT OF
                                       NUMBER OF        TOTAL
                                       SECURITIES    OPTIONS/SARS
                                       UNDERLYING     GRANTED TO    EXERCISE
                                      OPTIONS/SARS    EMPLOYEES     OR BASE
                                       GRANTED(1)     IN FISCAL     PRICE(2)   EXPIRATION      GRANT DATE
NAME                                      (#)            YEAR        ($/SH)       DATE       PRESENT VALUE
----                                  ------------   ------------   --------   ----------   ----------------
Isaac Arguetty......................   1,650,000        49.48%       $2.375     12/02/02       $2,029,500
Richard Bowers......................      90,000         2.70%         2.50     07/31/02          116,757
David Boudreau......................     300,000         9.00%         3.00     07/31/02          484,050
Marc Weinstein......................     300,000         9.00%         3.00     07/31/02          484,050
William Grayson.....................      45,000         1.35%         2.25     06/23/07           56,786
William Grayson.....................     360,000        10.80%         3.00     07/31/02          580,860


---------------

(1) No SAR's were granted in 1997. Individual option grants become exercisable in installments over a three year period subject to continued employment and to the attainment of certain Company financial performance standards. Options can become immediately exercisable upon the occurrence of certain corporate events, including a change in control of the Company or delivery of written notice of stockholder's meeting to consider a merger, sale of assets or similar reorganization. All options granted in 1997 had five year terms when granted.
(2) All grants were made at or above 100% of fair market value as of the date of grant.
(3) The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of SFAS No. 123.

                               PERFORMANCE GRAPH

     The graph below compares the five year cumulative total return for Jan Bell stock with the cumulative total return of the Amex Market Value Stock Index and the S&P Retail Specialty Index. The graph assumes $100 invested on December 31, 1992 in Jan Bell stock and $100 invested at that time in each of the indexes. The comparison assumes that dividends are reinvested.

               COMPARISON OF 61 MONTHS CUMULATIVE TOTAL RETURN *
          AMONG JAN BELL MARKETING, INC., THE AMEX MARKET VALUE INDEX
                     AND THE S & P RETAIL (SPECIALTY) INDEX

                                        JAN BELL
        MEASUREMENT PERIOD             MARKETING,         AMEX MARKET        S&P RETAIL
      (FISCAL YEAR COVERED)               INC.               VALUE           (SPECIALTY)
             12/92                      $100.00            $100.00            $100.00
             12/93                      $ 46.00            $120.00            $100.00
              1/95                      $ 15.00            $109.00            $ 95.00
              1/96                      $ 13.00            $139.00            $ 88.00
              1/97                      $ 11.00            $150.00            $ 97.00
              1/98                      $ 13.00            $173.00            $103.00

---------------


* $100 invested on 12/31/92 in Stock or Index -- including reinvestment of dividends.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Securities Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer ("CEO") and the other most highly compensated executive officers during Fiscal 1997. The disclosure requirements for these individuals (the "named executive officers") includes the use of tables and a report explaining the rationale and considerations regarding the executive compensation decisions affecting those individuals. In fulfillment of these requirements, the Compensation Committee consisting of Mr. Offermann and Mr. Feltenstein for Fiscal 1997 prepared the following report. The Compensation Committee is composed entirely of directors who have never been employees of the Company.

  Compensation Philosophy

     This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and resulting actions taken by the Company. With regard to compensation actions affecting Mr. Arguetty as CEO, the Committee acts as the approving body.

     Executive compensation has been designed to:


     - Support a pay for performance policy that provides compensation amounts based both on overall corporate results and individual performance;


     - Motivate executives to achieve business initiatives and reward them for their achievement;

     - Provide total compensation opportunities which allow the Company to compete for and retain talented results oriented executives who will contribute to the Company's short-term and long-term success; and

     - Align the interests of executives with the long-term interests of stockholders through award opportunities based on stock performance.

     At present, executive compensation is comprised of base salary, annual bonus cash incentive opportunities based on subjective analysis and objective criteria, and long-term incentive opportunities in the form of grants of stock options.

     As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is generally based on performance incentives and less on base salary, causing greater variability in the individual's absolute compensation level from year-to-year. Incentive compensation (all pay other than base salary) comprises a significant compensation opportunity and is tied to the Company's short term earnings and long term stock performance.

     In reviewing or administering the individual elements of executive compensation, the Company and the Committee strive to balance short and long-term incentive objectives and utilize prudent judgment in reviewing performance matters and incentive payments. While the Company has not yet established a policy with respect to qualifying compensation paid to executive officers for deductibility under new Internal Revenue Code provisions relating to over $1 million compensation packages, the Company is continuing to review the regulations and will generally seek to structure compensation to provide for maximum deductibility, recognizing that there may be circumstances in which the Company's interests are best served otherwise.

  Annual Compensation Program

     Annual total cash compensation for senior management consists of base salary and objective and discretionary bonuses as percentages of base salary. The Company has a cash bonus arrangement for executives which is based upon the achievement of specific criteria and goals, such as net income, operating cash flow, and return on working capital. Accordingly, total annual cash compensation will vary each year based on Company performance and profitability as well as a subjective and objective evaluation of each executive's contribution to that performance. Base salaries for the named executive officers are set forth in employment agreements.

     Consistent with the focus on performance based compensation, Mr. Arguetty's target bonus opportunity in 1997 was set at 100% of his base salary and completely attributable to corporate performance. In light of such considerations and performance exceeding the objective target criteria, Mr. Arguetty's 1997 bonus was $506,268.

  Long-Term Incentives -- Stock Option Plan

     The Company's Stock Option Plan is designed to align a significant portion of the named executive compensation with shareholder interests. In determining the number of options to be awarded, the amount and terms of options previously granted are generally not considered. The stock options are a right to purchase shares of common stock generally over a five to ten-year period exercisable at the fair market value per share as of the date the option is granted and vesting in increments over a three year period, so the options provide value to the recipient only when the stock price increases above the option grant price and the option has become exercisable. The vesting and exercisability of options granted to the named executives are generally subject to continued employment and/or the Company achieving certain profitability levels in each year.


     The Committee has typically granted stock options to executive officers pursuant to shareholder approved plans as well as options at the time an executive commences employment. The Committee granted options in Fiscal 1997 to the named CEO and the other executives as set forth on page 11 of this proxy.


     SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS: PETER OFFERMANN AND SIDNEY FELTENSTEIN.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending January 30, 1999 and recommends that shareholders vote for ratification of such appointment.

     In the event of a negative vote on such ratification of appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interests of the Company and its shareholders.

     Deloitte & Touche LLP has audited the Company's financial statements annually since 1983. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will each have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                             AVAILABLE INFORMATION

     The Company files annual reports on Form 10-K with the Securities and Exchange Commission. A copy of such annual report for the fiscal year ended January 31, 1998 (except for certain exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Jan Bell Marketing, Inc., 14051 Northwest 14th Street, Sunrise, Florida 33323, Attention: Corporate Secretary. Copies of all exhibits to the annual report are available upon similar request, subject to payment of a $0.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.

                                          THE BOARD OF DIRECTORS


Dated: May 28, 1998

                                                                      Appendix A


PROXY
                            JAN BELL MARKETING, INC.
                             14051 N.W. 14TH STREET
                             SUNRISE, FLORIDA 33323

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints Vincent Tubito and Isaac Arguetty as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Jan Bell Marketing, Inc. held of record by the undersigned on May 22, 1998, at the Annual Meeting of Shareholders to be held on or about July 2, 1998 or any adjournment thereof.


1.  ELECTION OF DIRECTORS

[ ]  FOR the nominees listed below                     [ ]  WITHHOLD AUTHORITY
     (except as marked to the contrary below)               to vote for the nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

--------------------------------------------------------------------------------

                                  Tom Epstein
                                Margaret Gilliam
                                William Grayson

                            (Continued on next page)

2.  PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSAL 2.

    Please sign exactly as name appears below. When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 DATED:                   , 1998
                                                       -------------------
                                                    (Be sure to date this Proxy)

                                                 -------------------------------

                                                            Signature

                                                 -------------------------------

                                                            Signature